                                                                     EXHIBIT 4.2


         THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SIVAULT SYSTEMS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                            FORM OF CONVERTIBLE NOTE

         FOR VALUE RECEIVED, SIVAULT SYSTEMS, INC., a Nevada corporation (hereinafter called "Borrower"), hereby promises to pay to LONGVIEW EQUITY FUND, LP, 600 Montgomery Street, 44th Floor, San Francisco, CA 94111, Fax:
415-981-5300, (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of ______________ ($__________) ("Principal Amount"), with simple and unpaid interest thereon, on January 19, 2008 (the "Maturity Date"), if not sooner paid.

         This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

                                    ARTICLE I
                            INTEREST AND AMORTIZATION

            1.1. Interest Rate. Subject to Section 5.7 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus three percent (3%). The interest rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. The Interest Rate shall not be less than eight percent (8%). Interest shall be calculated on the basis of a 360-day year. Interest on the Principal Amount shall be payable monthly, in arrears, commencing on June 1, 2005 and on the first day of each consecutive calendar month thereafter (each, a "Repayment Date") and on the Maturity Date, whether by acceleration or otherwise.

            1.2. Minimum Monthly Principal Payments. Amortizing payments of the outstanding Principal Amount of this Note shall commence on the first (1st) Repayment Date and shall recur on each succeeding Repayment Date thereafter until the Principal Amount has been repaid in full, whether by the payment of cash or by the conversion of such principal into Common Stock pursuant to the terms hereof. Subject to Section 2.1 and Article 3 below, on each Repayment Date, the Borrower shall make payments to the Holder in the amount of one-thirtieth (1/30th) of the initial Principal Amount (the "Monthly Principal Amount"), together with any accrued and unpaid interest then due on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note that have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the "Monthly Amount"). Amounts of Conversions of Principal Amount made by the Holder or Borrower pursuant to Section 2.1 or Article III, and Redemption Amounts actually paid to Borrower shall be applied to Monthly Amounts commencing with the Monthly Amounts first payable and then Monthly Amounts thereafter in chronological order. Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

            1.3. Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, subject to Section 6.7, the annual rate of interest on this Note shall automatically be increased by four percent (4%), and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at such interest rate applicable to such obligations until such Event of Default is cured or waived.

                                   ARTICLE II
                              CONVERSION REPAYMENT

            2.1. (a) Payment of Monthly Amount in Cash or Common Stock. If the Monthly Amount (or a portion thereof of such Monthly Amount if such portion of the Monthly Amount could have been converted into shares of Common Stock but for
Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Borrower shall pay the Holder an amount equal to 105% of the Monthly Amount due and owing to the Holder on the Repayment Date in cash. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into in shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing
(x) the portion of the Monthly Amount converted into shares of Common Stock, by
(y) the then applicable Fixed Conversion Price. For purposes hereof, the initial "Fixed Conversion Price" means $2.25.

                 (b) Monthly Amount Conversion Guidelines. Subject to Sections 2.1(a), 2.2 and 3.2 hereof, the Holder shall convert into shares of Common Stock at the Fixed Conversion Price all or the maximum portion of the Monthly Amount due on each Repayment Date provided that the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined below) for the twenty (20) consecutive trading days immediately preceding such Repayment Date shall be greater than or equal to 10% above the Fixed Conversion Price ("Conversion Criterion"). The Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock due to failure to meet the Conversion Criterion shall be paid by the Borrower at the Borrower's election (i) in cash at the rate of 102% of such Monthly Amount otherwise due on such Repayment Date within three (3) business days of the applicable Repayment Date, or (ii) in registered, unlegended, free-trading Common Stock at an applied conversion rate equal to ninety percent (90%) of the average of the five (5) lowest closing bid prices of the Common Stock as reported by Bloomberg L.P. for the twenty (20) trading days preceding such Repayment Date. Such shares of Common Stock must be delivered to the Holder not later than three (3) business days of the applicable Repayable Date. Whichever of the OTC Pink Sheets, NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange or such other principal market or exchange where the Common Stock is listed or traded is the principal trading exchange or market for the Common Stock is the Principal Market.

                 (c) Application of Conversion Amounts. Any amounts converted by the Holder pursuant to Section 2.1(b) shall be deemed to constitute payments of, or applied against, (i) first, outstanding fees, (ii) second, accrued interest on the Principal Amount, and (iii) third, the Principal Amount.

            2.2. No Effective Registration. Notwithstanding anything to the contrary herein, no amount payable hereunder may be converted into Common Stock by the Borrower without the Holder's consent unless (a) either (i) an effective current Registration Statement covering the shares of Common Stock to be issued in satisfaction of such obligations exists, or (ii) an exemption from registration of the Common Stock is available pursuant to Rule 144(k) of the Securities Act, and (b) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

            2.3. Optional Redemption of Principal Amount. Provided an Event of Default has not occurred, whether or not such Event of Default has been cured, the Borrower will have the option of prepaying the outstanding Principal Amount ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Subscription Agreement or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower's election to exercise its right to prepay must be by notice in writing ("Notice of Redemption"). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be not less than thirty (30) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. On the Redemption Payment Date, the Redemption Amount less any portion of the Redemption Amount against which the Holder has exercised its right pursuant to
Section 3.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be a non-curable Event of Default.

                                   ARTICLE III
                                CONVERSION RIGHTS

            3.1. Holder's Conversion Rights. Subject to Section 2.2 and the mandatory conversion provisions therein, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, into shares of Common Stock, subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.3.

            3.2. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note nor may this Note be converted in whole or in part into an amount of Common Stock that would be convertible into that number of Common Stock which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder and 4.99% of the outstanding shares of Common Stock. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The foregoing limitation shall be calculated as of each Conversion Date. Aggregate Conversions over time shall not be limited to 4.99%. The Holder may void the Conversion Share limitation described in this Section 3.2 upon 61 days prior notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

            3.3. Mechanics of Holder's Conversion.

                 (a) In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within three (3) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "Conversion Date". A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

                 (b) Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower's transfer agent, within one (1) business day after the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

            3.4. Conversion Mechanics.

                 (a) The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

                 (b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                     A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                     B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                     C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                     D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in the Subscription Agreement), prior to the complete conversion of this Note for a consideration less than the Fixed Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Fixed Conversion Price. The reduction of the Fixed Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.

                 (c) Whenever the Conversion Price is adjusted pursuant to
Section 3.4 above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

            3.5. Reservation. During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than two hundred percent (200%) of the number of shares needed for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

            3.6 Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid.

                                   ARTICLE IV
                                EVENT OF DEFAULT

            The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

            4.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of five (5) business days after the due date.

            4.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Subscription Agreement, this Note or Transaction Document in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

            4.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Transaction Document or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and a Closing Date.

            4.4 Receiver or Trustee. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

            4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days.

            4.6 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty days after the due date.

            4.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 45 days of initiation.

            4.8 Delisting. Delisting of the Common Stock from the OTC Bulletin Board ("Bulletin Board") or such other principal exchange on which the Common Stock is listed for trading; failure to comply with the requirements for continued listing on the Bulletin Board for a period of seven consecutive trading days; or notification from the Bulletin Board or any Principal Market that the Borrower is not in compliance with the conditions for such continued listing on the Bulletin Board or other Principal Market.

            4.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

            4.10 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note of the Subscription Agreement, or, if requested by Borrower, a replacement Note.

            4.11 Non-Registration Event. The occurrence of a Non-Registration Event as described in the Subscription Agreement that is not cured within five
(5) business days after notice from Holder.

            4.12 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without the prior written consent of the Holder.

            4.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

                                    ARTICLE V
                                SECURITY INTEREST

         5. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Collateral Agent for the benefit of the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

                                   ARTICLE VI
                                  MISCELLANEOUS

            6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            6.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: SiVault Systems, Inc., 500 Fifth Avenue, Suite 1650, New York, NY 10110, Attn: Emilian Elferatos, President & CEO, telecopier number: (212) 810-2427, with a copy by telecopier only to: Thomas G. Amon, Esq., 500 Fifth Avenue, Suite 1650, New York, NY 10110, telecopier number: (212) 810-2427, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

            6.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            6.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

            6.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

            6.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

            6.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

            6.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

            6.9 Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

            6.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the right of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 19th day of January 2005.

                                             SIVAULT SYSTEMS, INC.



                                             By:________________________________
                                                      Name: Emilian Elferatos
                                                      Title: President & CEO

WITNESS:



--------------------------------------

                              NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)


         The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by SiVault Systems, Inc. on January 19, 2005 into Shares of Common Stock of SiVault Systems, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:_____________________________________________________________

Conversion Price:_______________________________________________________________

Shares To Be Delivered:_________________________________________________________

Signature:______________________________________________________________________


Print Name:_____________________________________________________________________

Address:________________________________________________________________________

   _____________________________________________________________________________